As filed with the Securities and Exchange Commission on March 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ODYSSEY RE HOLDINGS CORP.
(Exact name of Registrant as specified in its charter)

Delaware	52-2301683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 Broadway, 39th Floor,
New York, New York 10005
(212) 978-4700
(Address of principal executive offices, including zip code)

ODYSSEY RE HOLDINGS CORP. 2002 STOCK INCENTIVE PLAN
(Full title of the plan)

Donald L. Smith, Esq.
General Counsel
Odyssey Re Holdings Corp.
140 Broadway, 39th Floor,
New York, New York 10005
(212) 978-4700
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to Be	Offering Price	Aggregate	Registration
to Be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Fee (2)

Common Stock, par value $.01	1,035,250	$17.48	$18,096,170	$1,463.99
per share (the “Common Stock”)	464,750	$18.00	$8,365,500	$676.77
Total Common Stock	1,500,000		$26,461,670	$2,140.76

(1)	Includes 464,750 shares of Common Stock subject to outstanding stock options granted pursuant to the Odyssey Re Holdings Corp. 2002 Stock Incentive Plan (the “Plan”) and 1,035,250 shares of Common Stock available for future issuance pursuant to the Plan. This registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the Plan registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	In accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Fee, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on (a) for 1,035,250 shares of Common Stock available for future issuance pursuant to the Plan, the average of the high and low prices of the Common Stock reported on the New York Stock Exchange (“NYSE”) on March 17, 2003, which is equal to $17.48 and (b) for 464,750 shares of Common Stock subject to outstanding stock options that have been granted under the Plan as of the date of this Registration Statement, the weighted average exercise price for such options, which is equal to $18.00.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated as of their respective dates in this Registration Statement by reference.

     (a)  the Registrant’s Annual Report on Form 10-K, as filed with the Commission on March 4, 2003 (File No. 001-16535); and

     (b)  the description of the Registrant’s Common Stock set forth under the heading “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A (No. 001-16535), as filed with the Commission on June 8, 2001, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     The Registrant’s certificate of incorporation and by-laws provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 2.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 21st day of March, 2003.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ Charles D. Troiano

	Name: Title:	Charles D. Troiano Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, V. Prem Watsa, Andrew A. Barnard and Charles D. Troiano, his true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (i) a registration statement or statements on Form S-8, or such other form as may be recommended by counsel, to be filed with the Commission, and any and all amendments and post-effective amendments thereto, and any and all post-effective amendments to registration statements or statements on Form S-8 previously filed with the Commission, and any and all instruments and documents filed as a part of or in connection with the said registration statement or amendments thereto, with respect to the Company’s benefit and incentive plans, and (ii) any registration statements, reports and applications relating thereto to be filed by the Company with the Commission and/or any national securities exchanges under the Exchange Act, as amended, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents or any of them, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Andrew A. Barnard Andrew A. Barnard	President, Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2003

/s/ Charles D. Troiano Charles D. Troiano	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 21, 2003

/s/ V. Prem Watsa V. Prem Watsa	Director	March 21, 2003

/s/ James F. Dowd James F. Dowd	Director	March 21, 2003

/s/ Anthony F. Griffiths Anthony F. Griffiths	Director	March 21, 2003

/s/ Robbert Hartog Robbert Hartog	Director	March 21, 2003

/s/ Brandon Sweitzer Brandon Sweitzer	Director	March 21, 2003

/s/ Winslow W. Bennett Winslow W. Bennett	Director	March 21, 2003

EXHIBIT INDEX

Number	Title of Exhibit	Page

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001).

4.2	Amended and Restated By-Laws (incorporated herein by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 4, 2001).

4.3	Specimen Certificate representing Common Stock (incorporated herein by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (No. 333-57642), filed with the Commission on May 29, 2001).

4.4	Odyssey Re Holdings Corp. 2002 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Registrant’s Proxy Statement (No. 001-16535), filed with the Commission on March 21, 2002).

*5	Opinion of Shearman & Sterling regarding the legality of securities being offered hereby.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Shearman & Sterling (contained in Exhibit 5).

*24	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.